Exhibit 99.1

Where Food Comes From, Inc. Declares Special Dividend of $0.15 Per Common Share

CASTLE ROCK, Colorado – July 1, 2021 – Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced that on July 1, 2021, its Board of Directors declared a special cash dividend totaling $0.15 per common share. The dividend represents a distribution to stockholders of approximately $920,000.

This one-time special dividend will be paid to stockholders of record as of the close of business on July 27, 2021, with a payment date of August 16, 2021.

“Given the strength of our balance sheet and our history of generating solid cash flows, the Board determined that payment of a special dividend was in the best interest of our stockholders,” said John Saunders, chairman and CEO. “The total distribution of $920,000 represents roughly 18% of our $5.0 million cash and cash equivalents balance as of the end of the first quarter, so we believe our remaining balance is more than sufficient to support growth initiatives and maintain a healthy balance sheet.”

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company supports more than 15,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic (previously known as A Bee Organic), International Certification Services and Postelsia units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; and expectations for a lessening of customer visit restrictions in 2021 are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the first quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-880-9000
jay@pfeifferhigh.com